Exhibit 8.2

FORM OF TAX OPINION OF GIBSON, DUNN & CRUTCHER LLP
January [    ], 2004

General Electric Company
3135 Easton Turnpike
Fairfield, Connecticut 06431-0001

Ladies and Gentlemen:

        We have acted as counsel to General Electric Company, a New York corporation (the "Parent"), in connection with the proposed merger (the "Merger") of Patriot HFS, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent ("Merger Sub"), with and into HPSC, Inc., a Delaware corporation (the "Target").

        In formulating our opinion, we have reviewed such documents as we deemed necessary or appropriate, including (i) the Agreement and Plan of Merger, dated as of November 12, 2003, by and among Parent, Merger Sub, and Target (the "Merger Agreement") and (ii) the Registration Statement of Parent on Form S-4 dated November 26, 2003, to be filed with the U.S. Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933 (the "Registration Statement") including the Prospectus of Parent that is contained therein.

        Our opinion set forth below assumes (i) the accuracy of the statements and facts concerning the Merger set forth in the Merger Agreement and the Registration Statement; (ii) that the Merger will be consummated in the manner contemplated by, and in accordance with, the terms set forth in the Merger Agreement and the Registration Statement; and (iii) the accuracy of (a) the representations made to us by Parent, on behalf of itself and Merger Sub, which are set forth in a Certificate dated January [    ], 2004, and (b) the representations made to us by Target, which are set forth in a Certificate dated January [    ], 2004.

        Based upon the foregoing and in reliance thereon, and subject to the qualifications, exceptions, assumptions and limitations herein contained, we are of the opinion that:

  1.
  The Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

  2.
  Parent, Merger Sub, and Target each will be treated as a party to the reorganization within the meaning of Section 368(b) of the Code.

We express no opinion concerning any tax consequences of the Merger other than those specifically set forth herein.

        Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, and case law, any of which may be changed at any time with retroactive effect. Any change in applicable law or the facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions, and representations on which we relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such changes or inaccuracy that may occur or come to our attention.

        This opinion has been furnished to you solely in connection with the transactions described herein and may not be relied upon by any other person or by you for any other purpose without our specific, prior, written consent. We consent to the use of our name under the heading "Material United States Federal Income Tax Consequences" in the Registration Statement. We hereby consent to the filing of this opinion with the Commission as Exhibit 8.2 to the Registration Statement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

                      Very truly yours,

                      GIBSON, DUNN & CRUTCHER LLP

DWM/ADP/MKP